Exhibit 10.76

THE GYMBOREE CORPORATION

SUMMARY OF NONEMPLOYEE DIRECTOR COMPENSATION

The components of nonemployee director compensation are set forth below.

Annual Board retainer fee (except for the Chairman of the Audit Committee)	$50,000	(1)
Annual retainer fee for the Chairman of Audit Committee	$60,000	(1)
Annual automatic grant of restricted stock of the Company	$70,000	(2)

(1)	The annual retainer fee is paid on a quarterly basis on the first day of the fiscal quarter. In addition, the Company reimburses nonemployee directors for actual travel and out-of-pocket expenses incurred in connection with their services. There are no additional fees for meeting attendance.

(2)	The grants of restricted stock will be made annually on the date of the annual stockholders meeting, and the number of shares to be granted will be determined by dividing $70,000 by the closing price for the Company’s common stock on that date as reported on the Nasdaq National Market. Shares subject to the restricted stock awards are subject to a forfeiture restriction that lapses with respect to one-third of the shares per year. The forfeiture restriction will lapse on an accelerated basis upon retirement.

In addition to the foregoing, all directors receive discounts on Gymboree merchandise and on participation in Gymboree’s Play & Music programs.